Exhibit 99.1

PRIVILEGED AND CONFIDENTIAL DRAFT

The SCHMID GROUP to List on NYSE through Business Combination with Pegasus Digital Mobility Acquisition Corp.

•	SCHMID is a global supplier of proprietary, industry-leading capital equipment, software and services to high end printed circuit board (PCB) and organic substrate manufacturers, as well as offerings in photovoltaics (PV) and energy storage.

•	A fifth-generation family owned and managed company, SCHMID has a 160-year history of innovation and has supported the electronics industry since the 1960s.

•	The proliferation of IoT, AI and mobile devices, alongside a continued push for miniaturization, is pushing current PCB manufacturing processes to their limits. In addition, customers are striving to achieve technological advances while improving their environmental footprint and securing their supply chain by near sourcing.

•	SCHMID’s new Embedded Trace (ET) product line revolutionizes PCB and substrate manufacturing by enabling higher densities together with other technological advances, while dramatically lowering the use of consumables – providing greener manufacturing at lower costs.

•	SCHMID management believes that as the industry’s full-service provider of this solution, the company is well positioned to meaningfully outpace strong industry growth.

•	Transaction values SCHMID at an enterprise value of USD 640 million based on SCHMID’s revenue growth prospects, strong margins, and positive free cash flow characteristics.

•	Schmid family to maintain majority ownership and retain management positions post-listing; Board expected to include Christian Schmid and Anette Schmid, Pegasus officers Sir Ralf Speth and Dr. Stefan Berger, and three independent board members.

FREUDENSTADT, GERMANY & GREENWICH, CT, May 31, 2023 – Gebr. SCHMID GmbH (the “Company” or “SCHMID,” and together with its consolidated subsidiaries, the “SCHMID Group” or “Group”), a global solutions provider for the high-tech electronic, photovoltaics, glass, and energy systems industries, and Pegasus Digital Mobility Acquisition Corp. (“Pegasus”) (NYSE: PGSS), a special purpose acquisition company formed by StratCap, LLC today announced a definitive business combination agreement (the “Business Combination Agreement”) that would result in the SCHMID Group becoming a publicly listed company on the New York Stock Exchange (NYSE), expected in the fourth quarter of 2023.

Founded in 1864 and headquartered in Germany, the SCHMID Group operates an extensive global footprint with manufacturing and sales/service locations in China, South Korea, Malaysia, Taiwan, and the U.S. The Group’s more than 800 employees worldwide include a large, diversified team of scientists, developers and engineers with deep domain expertise in production solutions for high-volume manufacturing.

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The Group specializes in designing customized equipment and processes to build, connect and structure active layers in high-tech applications. Its business model is centered on collaborative research and development (R&D) with large original equipment manufacturers (OEMs), customized high-tech machines with an emphasis on green production technologies, and comprehensive on-site services for customers. Notably, the Group’s new Embedded Trace (ET) product line revolutionizes PCB and substrate manufacturing by enabling higher densities and other technological advances, while dramatically lowering the use of consumables – providing greener manufacturing at lower costs.

Christian Schmid, CEO and Chairman of the SCHMID Group, commented, “SCHMID has long been a pioneer in the technology industry with differentiated leadership positions serving a diverse range of high-growth verticals. The expertise of our team along with the depth of our patents and customer base have empowered our growth and presented many compelling opportunities. Becoming an NYSE-listed company will further strengthen our position as a sought-after global solutions provider, while accelerating our growth trajectory and innovation for the benefit of all stakeholders.”

Sir Ralf Speth, CEO and Chairman of Pegasus, added, “We are excited to partner with the SCHMID team to further grow the Group’s platform and accelerate expansion into new attractive markets, including the automotive sector. We look forward to bringing to bear our deep experience in product development, manufacturing, and operational excellence, as well as our track record of enhancing shareholder value, to realize the SCHMID Group’s full potential.”

SCHMID GROUP’s Strong Financial Profile & Compelling Growth Outlook

•	High-growth, profitable, free cash flow positive business model, capable of self-sustainable funding of organic growth plan.
•	Strong sales growth, driven by secular demand from top global technology firms.
•	Robust year-to-date revenue growth driven by relationships with customers that include some of the largest, global blue-chip Tier 1 technology brands.
•	Substantial order book supports sustainable growth momentum for 2023 and beyond.
•	Premium product with stellar unit economics and increasing scale benefits, generating industry-leading EBITDA margins.

Well-Positioned in Large and Growing Markets

The SCHMID Group maintains a differentiated position within its end markets due to its premium product and pricing, growing scale efficiencies, and expansion potential due to customer and sector trends (the market estimates are based on the Company's own analysis using third-party data from a leading international consultancy):

•	Operates within the PCB/substrate equipment market, which has a total 2022 addressable market (TAM) of approximately $5.0 billion (according to company estimates; EUR to USD FX rate of 1.07 as of 29 May 2023):

o	Within this TAM, SCHMID’s serviceable product markets are focused on high-end PCB/substrate production technologies, such as mSAP/SAP and Embedded Traces, which are forecasted to grow at approximately 38% CAGR from 2022 to 2026 (according to company estimates).

•	Strong growth opportunities within high-end PCB/substrate production technologies from mobile devices, increasing connectivity/IoT (Internet of Things) requirements, and evolving demand from the automotive industry.

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•	Active within the market for photovoltaic production equipment, which has a total 2022 TAM of approximately $6.2 billion (according to company estimates; EUR to USD FX rate of 1.07 as of 29 May 2023):

o	Within this TAM, SCHMID’s serviceable product markets are primarily focused on providing wet processing production solutions for mono-crystalline silicon and thin film PV, which are forecasted to grow at approximately 6% CAGR from 2022 to 2026 (according to company estimates).

Transaction Overview

Upon completion of the transaction contemplated by the Business Combination Agreement, the combined company’s ordinary shares will be listed on the New York Stock Exchange. The transaction values SCHMID at an enterprise value of USD 640 million.

The transaction has been unanimously approved by the board of directors of Pegasus and the shareholders of SCHMID and is expected to be completed in the fourth quarter of 2023, subject to the approval of Pegasus’ shareholders and the satisfaction or the waiver of other closing conditions specified in the Business Combination Agreement.

Management & Governance Details

Christian Schmid and Anette Schmid are expected to continue to hold a majority stake of the issued and outstanding equity of the combined company post-close, underscoring their continued confidence in SCHMID’s growth strategy and outlook.

The combined company’s board of directors is expected to include Christian Schmid and Anette Schmid as well as Sir Ralf Speth and Dr. Stefan Berger, in addition to further independent board members.

Following the transaction, the combined company is expected to be renamed “SCHMID Group N.V.” and will remain headquartered in Freudenstadt, Germany. SCHMID’s current management and employees are expected to continue in their respective roles as part of the combined company.

Additional information on the proposed business combination, including a copy of the transaction agreement will be provided in a Current Report on Form 8-K, to be filed by Pegasus with the U.S. Securities and Exchange Commission.

Advisors

Solomon Partners Securities, LLC is serving as financial advisor to Pegasus Digital Mobility Acquisition Corp. on the transaction. Marshall & Stevens Transaction Advisory Services LLC is acting as the fairness opinion provider to the board of directors of Pegasus Digital Mobility Acquisition Corp.

Clifford Chance is acting as U.S., German and international legal counsel to Pegasus, and Appleby is acting as Cayman counsel to Pegasus. Gleiss Lutz and Fenwick & West are advising SCHMID as legal counsel.

Additional Information

Further information about the transaction can be found on https://schmid-group.com/investor-relations/. The Company intends to post an investor presentation and host an investor day outlining additional information about SCHMID and its compelling growth prospects.

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About SCHMID

The SCHMID Group is a world-leading global solutions provider for the high-tech electronic, photovoltaics, glass, and energy systems industries, with its parent company Gebr. SCHMID GmbH is based in Freudenstadt, Germany. Founded in 1864, today it employs more than 800 staff members worldwide, and has technology centres and manufacturing sites in multiple locations including Germany and China, in addition to several sales and service locations globally. The Group focuses on developing customized equipment and process solutions for multiple industries including electronics, renewables and energy storage.

Further information is available at: www.schmid-group.com.

About Pegasus

Pegasus Digital Mobility Acquisition Corp. is a special purpose acquisition company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Pegasus was founded by StratCap, LLC, an investment management organization focused on digital economy investments, and is led by Sir Ralf Speth, Chairman and CEO, Dr. Stefan Berger, Chief Investment Officer, and F. Jeremey Mistry, Chief Financial Officer. Learn more at https://www.pegasusdigitalmobility.com/.

About StratCap and the Sponsor

Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company, is the sponsor of Pegasus and an affiliate of StratCap, LLC, a Delaware limited liability company. StratCap is an investment management organization focused on digital economy investments.

Additional Information and Where to Find It

In connection with the proposed Business Combination, (i) Pegasus TopCo B.V. is expected to file with the SEC a registration statement on Form F-4 containing a preliminary proxy statement of Pegasus and a preliminary prospectus (the “Registration/Proxy Statement”), and (ii) Pegasus will file a definitive proxy statement relating to the proposed Business Combination (the “Definitive Proxy Statement”) and will mail the Definitive Proxy Statement and other relevant materials to its shareholders after the Registration/Proxy Statement is declared effective. The Registration/Proxy Statement will contain important information about the proposed Business Combination and the other matters to be voted upon at a meeting of Pegasus shareholders to be held to approve the proposed Business Combination. This press release does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination.

Before making any voting or other investment decisions, securityholders of Pegasus and other interested persons are advised to read, when available, the Registration/Proxy Statement and the amendments thereto and the Definitive Proxy Statement and other documents filed in connection with the proposed Business Combination, as these materials will contain important information about Pegasus, SCHMID and the Business Combination. When available, the Definitive Proxy Statement and other relevant materials for the proposed Business Combination will be mailed to shareholders of Pegasus as of a record date to be established for voting on the proposed Business Combination. Shareholders will also be able to obtain copies of the Registration/Proxy Statement, the Definitive Proxy Statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to the contacts listed below.

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INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Pegasus or SCHMID, including those set forth in the “Risk Factors” section of the Pegasus registration statement and final prospectus for the initial public offering filed with the SEC and declared effective October 21, 2021. Copies are available on the SEC’s website, www.sec.gov. Additional information concerning certain of these and other risk factors is contained in Pegasus’s most recent filings with the SEC and will be contained in the Form F-4, including the Registration/Proxy Statement and Definitive Proxy Statement expected to be filed in connection with the proposed business combination. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Each of Pegasus, SCHMID and TopCo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with respect to events, conditions, or circumstances on which any statement is based, except as required by law.

Participants in the Solicitation

Pegasus, SCHMID, StratCap and their respective directors, executive officers and other members of their management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from Pegasus’s shareholders in connection with the proposed Business Combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Pegasus’s shareholders in connection with the proposed Business Combination will be set forth in Pegasus’s proxy statement/prospectus when it is filed with the SEC. Shareholders, potential investors and other interested person should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer and Non-Solicitation

This press release is for informational purposes only and is neither an offer to purchase, sell or exchange nor a solicitation of an offer to sell, subscribe for or buy any securities or exchange or the solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor will there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities will be made except by means of a prospectus meeting the requirements of the U.S. Securities Act of 1933, as amended. The proposed Business Combination will be submitted to shareholders of Pegasus for their consideration.

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Contact Information

SCHMID:

Investor Relations

investor-relations@schmid-group.com

Pegasus:

Investor Relations

investor-relations@pegasusdm.com

Press Contact:

Kekst CNC

North America: Daniel Yunger / Daniel Hoadley

Europe & Asia: Knut Engelmann / Franziska Wissig

KekstCNC-SCHMID@kekstcnc.com

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